Exhibit 99.1

HEARTWARE ANNOUNCES EARLY CONCLUSION OF ENROLLMENT
FOR U.S. BRIDGE-TO-TRANSPLANT CLINICAL TRIAL

Framingham, MA and Sydney, Australia, February 22, 2010 - HeartWare International, Inc. (NASDAQ: HTWR — ASX: HIN), a leading innovator of less invasive, miniaturized circulatory support technologies revolutionizing the treatment of advanced heart failure, today announced the conclusion of patient enrollment under its “ADVANCE” clinical trial.

HeartWare’s ADVANCE clinical trial is an FDA approved IDE study designed to evaluate the HeartWare® Ventricular Assist System as a bridge to heart transplantation for patients with end-stage heart failure. The primary endpoint of the trial is survival at 180-days, defined as alive on the originally implanted device or transplanted or explanted for recovery. Secondary endpoints including adverse events such as bleeding and infection, as well as functional status, hospitalization, assessment of neuro-cognitive function and patient quality of life.

“We witnessed a growing enthusiasm from investigators during this study, and we are grateful for their continued support,” said HeartWare President and CEO Doug Godshall. “We also had an unexpected acceleration to the completion of the enrollment phase of the trial. During routine discussion with the FDA, we were asked to change the definition of ‘enrolled’ in our IDE protocol to include patients who were consented to enter the trial, as opposed to those who were consented and met all inclusion and none of the exclusion criteria. With two additional implants scheduled, this modification will result in 30 U.S. clinical sites implanting a total of 140 patients, making ADVANCE the largest bridge-to-transplant pivotal trial to date.”

The final implant in ADVANCE is scheduled to occur on February 25, 2010 which, if it goes forward as planned, would result in the final patient reaching the 180-day follow up by the end of August 2010. As a result, it is now anticipated that the submission to the FDA of the PMA will occur in early December rather than late December or early January as previously described.

With completion of the ADVANCE enrollment, HeartWare is seeking approval from the FDA to implant additional bridge-to-transplant patients under a Continued Access Protocol or “CAP” in any U.S. center that implanted a patient under the trial. While there is no guarantee that a CAP will be granted, the FDA has allowed CAPs following full enrollment in prior VAD trials, as it makes the technology available to patients and clinicians while also providing additional safety data for the FDA to evaluate.

Destination Therapy
To advance the clinical development of the HeartWare System, HeartWare has also submitted a protocol to FDA for a Destination Therapy (“DT”) trial in the U.S. The Company is presently actively engaged in discussions with the FDA regarding finalization of the DT protocol. The DT trial is expected to commence in the second quarter of 2010.

About End-Stage Heart Failure
Heart failure is one of the leading causes of death in the developed world. According to the American Heart Association, congestive heart failure (CHF) afflicts approximately 5 million people in the US with approximately 550,000 new cases diagnosed each year. Despite new treatment strategies for patients with end-stage heart failure, the number of patients who die with this disease is of epidemic proportion. Cardiac transplantation is currently the most effective therapy for the treatment of advanced end-stage heart failure, however, its application is limited due to the lack of available donor organs.

Over the last decade, bridging to cardiac transplantation with implantable left ventricular assist devices (LVADs) has gained wider clinical acceptance and LVADs are used to extend life expectancy for patients with end-stage heart failure who might otherwise deteriorate while awaiting a donor heart.

About HeartWare International
HeartWare International develops and manufactures miniaturized implantable heart pumps, or ventricular assist devices, to treat Class IIIb and Class IV patients suffering from advanced heart failure. The HeartWare® Ventricular Assist System features the HVAD™ pump, a small full-output circulatory support device (up to 10L/min flow) designed to be implanted next to the heart, avoiding the abdominal surgery generally required to implant competing devices. HeartWare has received CE Marking for the HeartWare® System in the European Union. The device is currently the subject of a United States clinical trial for a Bridge-to-Transplant indication. For additional information, please visit the company’s website at www.heartware.com.

HeartWare International, Inc. is a member of the Russell 2000(R) and its securities are publicly traded on The NASDAQ Stock Market and the Australian Securities Exchange.

For further information:
Christopher Taylor
HeartWare International, Inc.
Email: ctaylor@heartwareinc.com
Phone: +1 508 739 0864

Forward-Looking Statements
This announcement contains forward-looking statements that are based on management’s beliefs, assumptions and expectations and on information currently available to management. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements, including without limitation our expectations with respect to the progress of clinical trials. Management believes that these forward-looking statements are reasonable as and when made. However, you should not place undue reliance on forward-looking statements because they speak only as of the date when made. HeartWare does not assume any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. HeartWare may not actually achieve the plans, projections or expectations disclosed in forward-looking statements, and actual results, developments or events could differ materially from those disclosed in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including without limitation those described in the prospectus and the related prospectus supplement and any other document HeartWare files with the SEC including without limitation those described in “Item 8.01” in HeartWare’s Form 8-K filed with the SEC on January 26, 2010.

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